As filed with the Securities and Exchange Commission on April 12, 2007
Registration No. ___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IRIS BIOTECHNOLOGIES INC.
(Name of small business issuer in its charter)
California	8071	77-0506396
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer orIdentification No.)

5201 Great America Parkway, Suite 320
Santa Clara, California 95054
(408) 867-2885
(Address and telephone number of principal executive offices and principal place of business)

Simon Chin, President
Iris BioTechnologies Inc.
5201 Great America Parkway, Suite 320
Santa Clara, California 95054
(408) 867-2885
(Name, address and telephone number of agent for service)

Copies to:
Jeff Fessler, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	508,200	$2.25	$1,143,450	$35.10

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 12, 2007

IRIS BIOTECHNOLOGIES INC.
508,200 SHARES OF
COMMON STOCK

This prospectus relates to the sale of 508,200 currently outstanding shares of our common stock, no par value, by certain stockholders of Iris BioTechnologies Inc. This is the initial registration of shares of our common stock. The selling stockholders will sell the shares from time to time at $2.25 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from any sales made by the selling stockholders. We have paid the expenses of preparing this prospectus and the related registration expenses.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2007.

Table of Contents

PROSPECTUS SUMMARY	5

RISK FACTORS	7

USE OF PROCEEDS	11

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	11

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS	12

BUSINESS	17

FACILITIES	25

EMPLOYEES	25

LEGAL PROCEEDINGS	25

MANAGEMENT	26

EXECUTIVE COMPENSATION	28

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28

DESCRIPTION OF SECURITIES TO BE REGISTERED	29

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	29

PLAN OF DISTRIBUTION	30

SELLING STOCKHOLDERS	30

LEGAL MATTERS	32

EXPERTS	32

AVAILABLE INFORMATION	32

SIGNATURES	II-5

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the “Company,” “us,” and “our” refer to Iris BioTechnologies Inc.

IRIS BIOTECHNOLOGIES INC.

We were formed as a California corporation on February 16, 1999. We are a life science company focused on the development and commercialization of a Nano-BioChip gene expression kit to assist in establishing the foundation for personalized medicine, which will initially be utilized in the treatment of breast cancer. We are designing our products to be approved by the FDA, which will then be used in any certified laboratory. Starting at the point of a breast biopsy diagnosis of cancer, the Nano-BioChip and informatics program are designed to enable a treating physician to quickly prescribe a personalized treatment regimen that will have the greatest probability of success for each patient's particular type of cancer. Our product platform is expected to lead to more effective diagnosis and treatment not only for patients with breast cancer, but also for those with neurological disorders, heart disease, diabetes and other gene-related metabolic problems.

There is currently no public market for our common stock. We are currently in discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.

We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a public market for our securities. Our management would like a public market for our common stock to develop in order to be able to seek public financing opportunities in the future.

For the year ended December 31, 2006, we generated no revenue and a net loss of $1,139,559. Although the Company has a net loss and negative cash flow from operations, we have sufficient fund to operate at the current burn rate for about one and a half years. From our inception through December 31, 2006 we have generated an accumulated loss of $4,675,367. We have not generated any revenue from operations from our inception February 16, 1999 through December 31, 2006. We have no debt as of March 31, 2007.

Our executive offices are located at 5201 Great America Parkway, Suite 320, Santa Clara, California 95054, and our telephone number is (408) 867-2885. We are a California corporation.

The Offering

Common stock outstanding before the offering	10,633,155 shares

Common stock offered by selling stockholders	Up to 508,200 shares

Common stock to be outstanding after the offering	10,633,155 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Financial Results

We Are A Development Stage Company And May Never Commercialize Any Of Our Products Or Earn A Profit.

We are a development stage company and have incurred losses since we were formed. We have incurred operating losses of $4.68 million since inception. To date, we have experienced negative cash flow from development of our gene profiling medical treatment technology. We currently have no products ready for commercialization, have not generated any revenue from operations and expect to incur substantial net losses for the foreseeable future to further develop and commercialize our technology. We cannot predict the extent of these future net losses, or when we may attain profitability, if at all. If we are unable to generate significant revenue or attain profitability, we will not be able to sustain operations.

We Will Need To Raise Additional Capital To Commercialize Our Nano-BioChip technology, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our product development programs.

We expect that our existing capital resources will not be sufficient to fund our operations, at the accelerated growth rate, for the next 12 months. Consequently, we will be required to raise additional capital to complete the development and commercialization of our current product candidates. The development of our business will require substantial additional capital in the future to conduct research and development and commercialize our Nano-BioChip technology. We have historically relied upon private sales of our equity to fund our operations. We currently have no credit facility or committed sources of capital. If our capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our Nano-BioChip technology. When we seek additional capital, we may seek to sell additional equity or debt securities or to obtain a credit facility, which we may not be able to do on favorable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our product candidates, restrict our operations or obtain funds by entering into agreements on unattractive terms.

If We Fail To Maintain Effective Internal Controls Over Financial Reporting, The Price Of Our Common Stock May Be Adversely Effected.

Our management team has little experience in managing a public company. Accordingly, our internal controls over financial reporting, while they appear to be sufficient for our needs, may have weaknesses and conditions that will need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or operating results. In addition, management's assessment of our internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting or disclosure of management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Risks Related To Our Business

The Commercial Success Of Our Products Will Depend On The Degree Of Market Acceptance Of These Products Among Physicians, Patients, Health Care Payors And The Medical Community.

The use of the Nano-BioChip gene expression kit has never been commercialized. Even if approved for sale by the appropriate regulatory authorities, physicians may not order diagnostic tests based on our Nano-BioChip gene technology, in which event we may be unable to generate significant revenue or become profitable. In addition, physicians and patients may not utilize the Nano-BioChip gene expression kit unless third-party payors, such as managed care organizations, Medicare and Medicaid, pay a substantial portion of the test’s price. There is significant uncertainty concerning third-party reimbursement of any test incorporating new technology. Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that tests using our technologies are:

•	not experimental or investigational,

•	medically necessary,

•	appropriate for specific patient,

•	cost-effective, and

•	supported by peer-reviewed publications.

Since each payor makes its own decision as to whether to establish a policy to reimburse for a test, seeking these approvals is a time-consuming and costly process. We cannot be certain that coverage for the Nano-BioChip gene expression kit will be provided by any third-party payors.

Our Financial Results Will Initially Depend On Sales Of One Product, The Nano-BioChip Gene Expression Kit And We Will Need To Generate Sufficient Revenues From This Product To Run Our Business.

For the near future, we expect to derive substantially all of our revenues from sales of one product, the Nano-BioChip gene expression kit. We are in the early stages of research and development for other products that we may offer as well as for enhancements to the current product. If we are unable to generate sales of the Nano-BioChip gene expression kit or to successfully develop and commercialize other products or product enhancements, our revenues and our ability to achieve profitability would be impaired, and the market price of our common stock could decline.

If We Are Unable To Develop Products To Keep Pace With Rapid Medical And Scientific Change, Our Operating Results And Competitive Position Would Be Harmed.

In recent years, there have been numerous advances in technologies relating to the diagnosis and treatment of cancer. For advanced cancer, new chemotherapeutic strategies are being developed that may increase survival time and reduce toxic side effects. These advances require us continuously to develop new products and enhance existing products to keep pace with evolving standards of care. Our test could become obsolete unless we continually innovate and expand our product to demonstrate recurrence and treatment benefit in patients treated with new therapies. New treatment therapies typically have only a few years of clinical data associated with them, which limits our ability to perform clinical studies and correlate sets of genes to a new treatment’s effectiveness. If we are unable to demonstrate the applicability of our tests to new treatments, then sales of our tests could decline, which would harm our revenues.

Our Competitive Position Depends On Maintaining Intellectual Property Protection.

Our ability to compete and to achieve and maintain profitability depends on our ability to protect our proprietary discoveries and technologies. We currently rely on a combination of patents and patent applications to protect our intellectual property rights. We also rely upon unpatented know-how and continuing technological innovation to develop and maintain our competitive position.

We currently have three patents and one pending patent application. Our pending patent applications may not result in issued patents, and we cannot assure you that any patents that have been issued, or might ultimately be issued, by the U.S. Patent and Trademark Office will protect our technology. Any patents that have been, or may be, issued to us might be challenged by third parties as being invalid or unenforceable, or third parties may independently develop similar or competing technology that avoids our patents. We cannot be certain that the steps we have taken will prevent the misappropriation and use of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

If We Are Unable To Compete Successfully, We May Be Unable To Generate Revenues Or Achieve Profitability.

Some of our competition comes from existing diagnostic methods used by pathologists and oncologists. These methods have been used for many years and are therefore difficult to change or supplement. We also face competition from companies, such as Genomic Health, that offers a sixteen-gene signature “home-brew test” which is not FDA approved and Agendia B.V. that offers a 70-gene test for predicting breast cancer recurrence. Commercial laboratories with strong distribution networks for diagnostic tests, such as Genzyme Corporation, Laboratory Corporation of America Holdings and Quest Diagnostics Incorporated, may become competitors. Other potential competitors include companies that develop diagnostic tests such as Bayer Healthcare LLC, Celera Genomics, a business segment of Applera Corporation, Roche Diagnostics, a division of F. Hoffmann-La Roche Ltd, and Veridex LLC, a Johnson & Johnson company, other small companies and academic and research institutions. In addition, in December 2005, the federal government allocated a significant amount of funding to The Cancer Genome Atlas, a project aimed at developing a comprehensive catalog of the genetic mutations and other genomic changes that occur in cancers and maintaining the information in a free public database. As more information regarding cancer genomics becomes available to the public, we anticipate that more products aimed at identifying targeted treatment options will be developed and these products may compete with ours.

Many of our present and potential competitors have widespread brand recognition and substantially greater financial and technical resources and development, production and marketing capabilities than we do. Others may develop lower-priced, less complex tests that could be viewed by physicians and payors as functionally equivalent to our test, which could force us to lower the list price of our test and impact our operating margins and our ability to achieve profitability. If we are unable to compete successfully against current or future competitors, we may be unable to increase market acceptance for and sales of our test, which could prevent us from increasing or sustaining our revenues or achieving or sustaining profitability and could cause the market price of our common stock to decline.

Our Research And Development Efforts Will Be Hindered If We Are Not Able To Contract With Third Parties For Access To Archival Tissue Samples.

Our clinical development relies on our ability to secure access to tumor biopsy samples, as well as information pertaining to their associated clinical outcomes. Others have demonstrated their ability to study archival samples and often compete with us for access. Additionally, the process of negotiating access to archived samples is lengthy since it typically involves numerous parties and approval levels to resolve complex issues such as usage rights, institutional review board approval, privacy rights, publication rights, intellectual property ownership and research parameters. If we are not able to negotiate access to archival tumor tissue samples with hospitals and collaborators, or if other laboratories or our competitors secure access to these samples before us, our ability to research, develop and commercialize future products will be limited or delayed.

Changes In Healthcare Policy Could Subject Us To Additional Regulatory Requirements That May Interrupt Commercialization Of The Nano-BioChip Gene Expression Kit And Increase Our Costs.

Healthcare policy has been a subject of extensive discussion in the executive and legislative branches of the federal and many state governments. We developed our commercialization strategy for our Nano-BioChip Gene Expression Kit based on existing healthcare policies. Changes in healthcare policy, such as the creation of broad limits for diagnostic products in general or requirements that Medicare patients pay for portions of tests or services received, could substantially interrupt the sales of our Nano-BioChip Gene Expression Kit, increase costs and divert management’s attention. For example, in 1989, the U.S. Congress passed federal self-referral prohibitions commonly known as the Stark Law, significantly restricting, regulating and changing laboratories’ relationships with physicians. We cannot predict what changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

If We Cannot Maintain Our Current Clinical Collaborations And Enter Into New Collaborations, Our Product Development Could Be Delayed.

We rely on and expect to continue to rely on clinical collaborators to perform a substantial portion of our clinical trial functions. If any of our collaborators were to breach or terminate its agreement with us or otherwise fail to conduct its collaborative activities successfully and in a timely manner, the research, development or commercialization of the products contemplated by the collaboration could be delayed or terminated. If any of our collaboration agreements is terminated, or if we are unable to renew those collaborations on acceptable terms, we would be required to seek alternative collaborations. We may not be able to negotiate additional collaborations on acceptable terms, if at all, and these collaborations may not be successful.

In the past, we have entered into collaborations with clinical researchers at highly regarded organizations in the cancer field. Our success in the future depends in part on our ability to enter into agreements with other leading cancer organizations. This can be difficult due to internal and external constraints placed on these organizations. Some organizations may limit the number of collaborations they have with any one company so as to not be perceived as biased or conflicted. Organizations may also have insufficient administrative and related infrastructure to enable collaborations with many companies at once, which can extend the time it takes to develop, negotiate and implement a collaboration. Additionally, organizations often insist on retaining the rights to publish the clinical data resulting from the collaboration. The publication of clinical data in peer-reviewed journals is a crucial step in commercializing and obtaining reimbursement for a test such as ours, and our inability to control when, if ever, results are published may delay or limit our ability to derive sufficient revenues from any product that may result from a collaboration.

From time to time we expect to engage in discussions with potential clinical collaborators which may or may not lead to collaborations. However, we cannot guarantee that any discussions will result in clinical collaborations or that any clinical studies which may result will be enrolled or completed in a reasonable time frame or with successful outcomes. Once news of discussions regarding possible collaborations are known in the medical community, regardless of whether the news is accurate, failure to announce a collaborative agreement or the entity’s announcement of a collaboration with an entity other than us may result in adverse speculation about us, our product or our technology, resulting in harm to our reputation and our business.

We Are Dependent Upon Key Personnel And Consultants And The Loss Of Any Key Member Of This Team Could Have A Material Adverse Effect On Our Business.

Our success is heavily dependent on the continued active participation of our current executive officers listed under “Management.” Loss of the services of one or more of these officers could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified employees among companies in the life sciences industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of our activities, could have a materially adverse effect on us. Our inability to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

We Are Controlled By Current Officers, Directors And Principal Stockholders.

Following completion of the Offering, our directors, executive officers and principal stockholders and their affiliates will beneficially own approximately 75% of the outstanding shares of our common stock. So long as our directors, executive officers and principal stockholders and their affiliates controls a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

Risks Related To Our Common Stock

If You Purchase Shares In This Offering, You Will Experience Immediate And Substantial Dilution.

The $2.25 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

There Is Currently No Public Market For Our Common Stock. Failure To Develop Or Maintain A Trading Market Could Negatively Affect The Value Of Our Shares And Make It Difficult Or Impossible For You To Sell Your Shares.

Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering. While we will attempt to have our common stock quoted on the Over-The-Counter Bulletin Board, since the OTC Bulleting Board is a dealer system we will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Even if our common stock is quoted on the OTC Bulletin Board, the OTC Bulletin Board provides a limited trading market. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our Common Stock Will Be Subject To The "Penny Stock" Rules Of The SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock.

Other than the 508,200 shares being registered pursuant to this prospectus, we have not agreed to register any shares of our common stock under the Securities Act for sale by stockholders. As of April 12, 2007, we had 10,633,155 shares of common stock issued and outstanding and approximately 63 stockholders of record of our common stock.

Dividend Policy

Our payment of dividends, if any, in the future rests within the discretion of the Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. However, if we enter into an agreement for debt financing in the future we may be restricted from declaring dividends.

Equity Compensation Plan Information

 The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,175,500	$0.68	222,688

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	2,175,500	$0.68	222,688

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Overview

Since inception on February 16, 1999 through December 31, 2006, we have sustained cumulative net losses of $4,675,367. Our losses have resulted primarily from research and development expenses, patent costs and legal and accounting expenses. The Company has three issued patents and one pending patent application. From inception through December 31, 2006, we have not generated any revenue from operations. We expect to incur additional losses to perform further research and development activities. The Company has no debt and has sufficient cash to operate for more than one year at the current burn rate. In order to accelerate its product introduction and to grow dynamically, the Company will need to raise additional funds. We do not currently have any commercial products. With additional funding, we expect to launch our first product in about a year after we become public. There are some risks with respect to clinical testing, regulatory approval and review cycles and uncertainty of the costs. Net positive cash inflows from any products developed may take several years to achieve.

Management plans to continue financing operations with a combination of equity issuances and debt arrangements. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate our research or development programs, or cease operations.

History

We were incorporated in the State of California on February 16, 1999 and planned to sell theranostic (diagnostic guided therapy) products and services in the medical field. In an effort to develop that business, we set up operations in three locations in California - Headquarters in Santa Clara, Laboratory in San Leandro, and Informatics Office in Eureka.

Beginning on March 11, 1999, Simon Chin, MBA, our founder, President and CEO, Secretary and principal shareholder, entered into a Common Stock Purchase Agreements with various companies, investment groups and private individuals. On March 1, 2003, Daniel Farnum, M.D., an owner of Humboldt Orthopedics and a key shareholder, and Grace Osborne, MBA, President of GCO Recruiting, joined Mr. Chin on the Company’s board of directors. On April 9, 2003, the board approved a 2 for 1 stock split, changed the authorized shares of common stock from 10 million to 20 million, and the authorized preferred stock remained at 5 million shares.

As of April 11, 2007, we sold 10,633,155 shares of common stock and 31,400 five-year warrants to 63 accredited investors and received net proceeds of $4,158,066 in a private placement. This includes $1,800,000 in technology transfer and $123,250 in services performed.

Plan of Operation

We are a life science company focused on the development and commercialization of a Nano-BioChip gene expression kit and an artificial intelligence system to assist in establishing the foundation for personalized medicine, which will initially be utilized in the treatment of breast cancer. We are designing our products to be approved by the FDA, which will then be used in any certified laboratory. Starting at the point of a breast biopsy diagnosis of cancer, the Nano-BioChip and informatics program are designed to enable a treating physician to quickly prescribe a personalized treatment regimen that will have the greatest probability of success for each patient's particular type of cancer. Our product platform is expected to lead to more effective diagnosis and treatment not only for patients with breast cancer, but also for those with neurological disorders, heart disease, diabetes and other gene-related metabolic problems.

Product Research and Development

We anticipate spending, in order to accelerate our growth, which is contingent upon raising additional funds, approximately $1,500,000 for product research and development activities related to our anticipated product launch during the next twelve months.

 Acquisition of Plant and Equipment and Other Assets

We do not anticipate the sale of any material property, plant or equipment during the next 12 months. We do not anticipate the acquisition of any material property, plant or equipment during the next 12 months, unless we raise additional funds to accelerate our growth to fulfill the unmet needs of a large, growing market.

Number of Employees

From our inception through the period ended December 31, 2006, we have principally relied on the services of outside consultants and part-time employees for services. We currently have five full time employees and 10 part-time employees. In order for us to attract and retain quality personnel, we anticipate we will have to offer competitive salaries to future employees. We anticipate that it may become desirable to add additional full and or part time employees to discharge certain critical functions during the next 12 months. This projected increase in personnel is dependent upon our ability to generate revenues and obtain sources of financing. There is no guarantee that we will be successful in raising the funds required or generating revenues sufficient to fund the projected increase in the number of employees. As we continue to expand, we will incur additional cost for personnel.

Results of Operations

The Company is in the development stage and to date has not generated revenues. The risks specifically discussed are not the only factors that could affect future performance and results. In addition to the discussion in this prospectus concerning us, our business and our operations contain forward-looking statements. Such forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. We do not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by our Management over time means that actual events or results are occurring as estimated in the forward-looking statements herein.

As a development stage company, we have yet to earn revenues from operations. We may experience fluctuations in operating results in future periods due to a variety of factors., including our ability to obtain additional financing in a timely manner and on terms favorable to us, our ability to successfully develop our business model, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure and the implementation of marketing programs, key agreements, and strategic alliances, and general economic conditions specific to our industry.

As a result of limited capital resources and no revenues from operations from its inception, the Company has relied on the issuance of equity securities to employees and non-employees in exchange for services. The Company's management enters into equity compensation agreements with non-employees if it is in the best interest of the Company under terms and conditions consistent with the requirements of Financial Accounting Standards No. 123 R, "Share-Based Compensation." In order to conserve its limited operating capital resources, the Company anticipates continuing to compensate non-employees for services during the next twelve months. This policy may have a material effect on the Company's results of operations during the next twelve months.

Revenues

We have generated no operating revenues from operations from our inception. We believe we will begin earning revenues from operations in 2008 from actual operation as the Company transitions from a development stage company to that of an active growth stage company.

Costs and Expenses

From our inception through December 31, 2006, the Company has not generated any revenues and has incurred cumulative losses of $4,675,367. In addition, a significant part of the overall remaining costs are associated principally with equity-based compensation to employees and consultants, research and development costs and professional services rendered.

Liquidity and Capital Resources

As of December 31, 2006, the Company had a working capital deficit of $ 117,782 as compared to a deficit of $178,440 as of December 31, 2005. From the Company's inception to December 31, 2006 the Company has incurred an operating cash flow deficit of $ 1,570,302, which has been principally financed through the private placement of our common stock of $ 1,608,317; exercise of stock options of $37,500 and advances from Company shareholders and officers of $ 92,000 (net of repayments).

We expect to continue to incur additional losses and negative cash flows from operating activities for the next two years.

From April 30, 2006 through April 11, 2007, we completed the following financing transactions and raised $818,600 by issuing 409,300 shares of common stock at $2.00 per share:

a)
On May 31, 2006, we issued 50,000 shares of common stock and 12,500 units of warrants to investors and received net proceeds of $100,000. The warrants expire on May 31, 2011 and have an exercise price of $2.00 per share;

b)
On September 26, 2006, we issued 10,000 shares of common stock and 5,000 units of warrants to investor and received net proceeds of $20,000. The warrants expire on September 26, 2011 and have an exercise price of $2.00 per share;

c)	On October 16, 2006, we issued 24,000 shares of common stock to investor and received net proceeds of $48,000;

d)	On December 15, 2006, we issued 14,800 shares of common stock and received net proceeds of $29,600;

e)
On January 24, 2007, we issued 13,000 shares of common stock and 13,900 units of warrants to investor and received net proceeds of $26,000. The warrants expire on January 24, 2012 and have an exercise price of $2.00 per share;

f)	On February 7, 2007, we issued 12,500 shares of common stock to investor and received net proceeds of $25,000;

g)	On February 8, 2007, we issued 50,000 shares of common stock to investors and received net proceeds of $100,000;

h)	On February 9, 2007, we issued 12,500 shares of common stock to investor and received net proceeds of $25,000;

i)	On February 14, 2007, we issued 25,000 shares of common stock to investors and received net proceeds of $50,000;

j)	On February 15, 2007, we issued 25,000 shares of common stock to investors and received net proceeds of $50,000;

k)	On February 16, 2007, we issued 12,500 shares of common stock to investor and received net proceeds of $25,000;

l)	On February 20, 2007, we issued 12,500 shares of common stock to investor and received net proceeds of $25,000;

m)	On February 23, 2007, we issued 12,500 shares of common stock to investor and received net proceeds of $25,000;

n)	On March 1, 2007, we issued 12,500 shares of common stock to investor and received net proceeds of $25,000;

o)	On March 15, 2007, we issued 12,500 shares of common stock to investor and received net proceeds of $25,000;

p)	On March 20, 2007, we issued 30,000 shares of common stock to investor and received net proceeds of $60,000;

q)	On March 22, 2007, we issued 30,000 shares of common stock to investor and received net proceeds of $60,000;

r)	On March 23, 2007, we issued 37,500 shares of common stock to investor and received net proceeds of $75,000; and

s)	On April 10, 2007, we entered into an agreement to issue 12,500 shares of common stock to investor for a net proceeds of $25,000.

Our cash position was $423,648 as of March 30, 2007 compared to $159 as of April 30, 2006. The net increase during that period of $423,489 is attributable to:

Proceeds from the sale of common stock	$793,600
Net reduction in notes payable to a related party	(139,600)
Operating activities	(230,352)
$423,648

Our available working capital and capital requirements will depend upon numerous factors, including progress of our research and development programs, our progress in and the cost of pre-clinical and clinical testing, the timing and cost of obtaining regulatory approvals, the cost of filing and prosecuting patent claims and other intellectual property rights, competing technological and market developments, current and future licensing relationships, the status of our competitors, and our ability to establish collaborative arrangements with other organizations.

Our continued operations will depend on whether we are able to raise additional funds through various potential sources, such as equity and debt financing, collaborative and licensing agreements, strategic alliances, and our ability to realize the full potential of our technology in development. Such additional funds may not become available on acceptable terms, if at all, and there can be no assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term. Through April 11, 2007, virtually all of our financing has been through private placements of common stock and warrants. We intend to continue to fund operations from cash on-hand and through the similar sources of capital previously described for the foreseeable future. We can give no assurances that any additional capital that we are able to obtain will be sufficient to meet our needs. We believe that we will continue to incur net losses and negative cash flows from operating activities for the next two years. Based on the resources available to us on April 11, 2007, we can sustain at the present burn rate for more than one year. We will need additional equity or debt financing to grow our operations through 2008 and we may need additional financing thereafter.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Inflation

It is the opinion of the Company that inflation has not had a material effect on its operations.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The following accounting policies are critical in fully understanding and evaluating our reported financial results:

Accounting for Stock-Based Compensation

We account for our stock options and warrants using the fair value method promulgated by Statement of Financial Accounting Standards No. 123R “Share-Based Compensation” which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Therefore, our results include non-cash compensation expense as a result of the issuance of stock options and warrants and we expect to record additional non-cash compensation expense in the future.

BUSINESS

Overview of Business

We are a life science company incorporated in the state of California on February 16, 1999. Since our inception we have focused on the development and commercialization of nano-biochip gene expression kits to assist in establishing a solid, reliable and cost effective foundation for personalized medicine. Our products are designed to be FDA approved, enabling them to be used in any certified laboratory in the world.

We were founded to overcome the sensitivity, specificity, speed and cost limitations of present state-of-the-art microarray technology. Our nano-biochip technology platform was developed using a convergence of scientific disciplines in nanotechnology, semiconductor manufacturing, microfluidics, chemistry, molecular biology, genetics, genomics, and information technology.

The nano-biochip is a special silicon chip with embedded arrays of biological test probes used to capture and identify the genetic signature of any specifically targeted disease biomarker. Messenger RNA (mRNA) is extracted and purified from collected tissue samples with commercially available automated machines. The patient’s mRNA is tagged with fluorescent molecules, which are then processed inside the nano-biochip. The mRNAs of interest are captured (hybridized) by the embedded probes, photographed and digitized. This digitized picture is then automatically transferred to the artificial intelligence system for analysis.

The captured gene expression information is selectively compared to a database compiled from correlations between reference gene patterns, prior treatment strategies and clinical outcomes. The initial database is a collection of historical data derived from the analysis of breast cancer tissues from other breast cancer patients with the same or similar clinical and genetic profiles. After the gene signature comparison, a secure, confidential and clinically-actionable report is then generated and sent to the treating physician. Please refer to the education section of our web site for more information www.irisbiotech.com

We have developed our first theranostic (diagnostic guided therapy) biochip to identify gene expression patterns in the multiple varieties of breast cancer. It has become apparent to us that there is an acute need for a robust staging classification system, as well as more effective predictive and prognostic tools to assist in medical treatment decisions. Our nano-biochip and BioWindows™ informatics program are designed to enable a treating physician to quickly prescribe a personalized treatment regimen that will have the greatest probability of success for each individual patient’s particular form of breast cancer.

The American Cancer Society estimates that 212,920 women will be diagnosed with and 40,970 women will die of cancer of the breast in 2006. That means a woman is diagnosed with breast cancer every three minutes in the United States. The National Cancer Institute (NCI) estimates that approximately $8.1 billion is spent in the US each year on treatment of breast cancer. According to the most recent statistics from the NCI on the prevalence of breast cancer, the United States, on January 1, 2003, had approximately 2,356,795 women alive who had a history of cancer of the breast. For more information, please visit the NCI at http://seer.cancer.gov/statfacts/html/breast.html.

We are also working on gene markers for a comprehensive CancerChipTM and specific markers associated with prostrate, lung, liver, kidney and ovarian cancers. Certain genes associated with schizophrenia, Alzheimer’s disease, autoimmune, metabolic, and drug metabolism disorders have also been reviewed. IBT is continuing to work on the selection of newly discovered genes to be included in other products such as our NeuroChipTM, CardioChipTM, PrenatalChipTM, and ViralChipTM.

We intend to closely follow the widespread scientific validation of gene expression profiling while introducing nano-biochips as theranostic tools in the clinical environment. As our clinical database grows, we will be able to improve the accuracy of disease classification, add and improve products, and fulfill the promise of using biochips for disease diagnosis and management as well as improved targeted drug development. In essence, the information provided by our biochip and BioWindows™ genetic information software will help improve medical decision making in a way that will revolutionize the way in which medicine will be practiced.

Industry Overview

Our competitors have introduced products to the clinical market that rely on older and more expensive technologies such as polymerase chain reactions (PCR) or research-based microarrays. Management believes that research-based microarrays lack the necessary test sensitivity and gene marker specificity for the best and most cost-efficient medical decision-making and patient care. We believe that these approaches will ultimately prove to be clinically less useful and too expensive for large-scale use. Clinical diagnostic testing requires an ultra-high throughput and highly sensitive platform that provides very specific findings at an affordable price.

Polymerase Chain Reactions (PCR)

PCR and Real time PCR currently provide a high standard for molecular analysis. Our management believes that while it does work, it is an expensive technology. It is a practical system to use for clinical diagnostic if it is used to detect only a few genes. One of our competitors, Genomic Health, utilizing this technology charges its customers $3,460.00 for their test which detects 21 genes (including 5 control genes), which are used to predict the probable recurrence of breast cancer. We believe that this technology would be too expensive to use to detect 100 genes in a clinical setting to obtain the gene profile necessary for predicting the best treatment regimen for an individual patient.

Research Microarray Technology

Microarrays have the power and speed for genomic analyses of complex medical conditions and thus have the potential to be a valuable clinical resource. However, our management believes that current glass microarray technologies do not meet these requirements. The use of the glass microarray has generally been limited to research only.

One of our competitors, Affymetrix, is a pioneer and a current market leader for high throughput glass microarrays, but we believe that additional instrumentation and automation must be developed for handling accurate, large volume testing in a clinical diagnostic setting. Other public and private companies have developed limited new applications for microarrays that we believe may only incrementally improve the testing process.

Medical Diagnostics

Currently, mammography can detect a breast tumor once it has reached a certain size, but cannot tell if the tumor is benign or malignant. A breast biopsy, on the other hand, can determine if a tumor is cancer but cannot predict how aggressive the disease will be or how the patient will respond to the various treatment modalities.

Our Solution

We have focused on developing robust, accurate and reliable products for the theranostic market. Our proprietary Nano-Biochips are designed to be FDA-approved kits, which can be used in any certified clinical laboratory. Starting at the point of a breast biopsy diagnosis of cancer, the Nano-BioChip and informatics program are designed to enable a treating physician to quickly prescribe a personalized treatment regimen that will have the greatest probability of success for each patient’s particular type of cancer.

We expect that our product platform will lead to more effective diagnosis and treatment not only for patients with breast cancer, but also for those with neurological disorders, heart disease, diabetes and other gene-related metabolic problems.

Our Nano-Biochip is a special silicon chip integrated with nanotechnology, microfluidics, and arrays of biological test probes used to identify the genetic signature of any specifically targeted disease biomarker. Messenger RNA (mRNA) is extracted and purified from collected tissue samples with commercially available automated machines. The patient’s mRNA is tagged with fluorescent molecules, which are then processed inside the Nano-Biochip, which has already been imbedded with arrays of molecular biomarkers. The mRNAs of interest are captured (hybridized) by the embedded biomarkers, digitized, and automatically transferred to the artificial intelligence system for analysis.

The captured gene expression information is selectively compared to a database compiled from correlations between reference gene patterns, prior treatment strategies and clinical outcomes. The initial database is a collection of historical data derived from the analysis of breast cancer tissues from other breast cancer patients with the same or similar clinical and genetic profiles. After the gene signature comparison, a secure, confidential and clinically actionable report is then generated and sent to the treating physician to help guide the selection of the best-personalized treatment regimen.

We were founded to overcome the sensitivity, specificity, speed and cost limitations of present state-of-the-art microarray technology. Our nano-biochip technology platform was developed using a convergence of scientific disciplines in nanotechnology, semiconductor manufacturing, microfluidics, chemistry, molecular biology, genetics, genomics, and information technology.

Our technology platform includes:

•	Oligonucleotide and peptide nucleic acid (PNA) probes with superior binding affinity and specificity that are the ideal length and highly purified

•	A proprietary binding system to secure probes to a soft metal chip surface

•	Controlled probe spacing and chip surface design to maximize sensitivity

•	Microfluidics and the use of paramagnetic labels with a magnetic field to enhance hybridization speed

•	A flexible, low-cost chip design and manufacturing process

•	Use of robotics for precise automated chip manufacturing

•	An information technology system based on proprietary algorithms for analysis, correlation and classification of test results

•
A clinical reference database capable of becoming one of the largest, resource databases of gene expression patterns correlated to the classifications, natural history, treatment regimens and survival statistics of disease

Our Strategy

Product Strategy

We have identified our theranostic products for development based on the high prevalence, societal impact and economic consequences of certain serious medical conditions such as breast cancer. It has become apparent to us, with respect to breast cancer, that there remains an acute need for a robust staging classification system, as well as more effective predictive, and prognostic tools to assist in medical treatment decisions. Recently, the characterization of gene mutations and gene expression patterns as they relate to this disease has become the prime focus of much research and discovery.

Breast Cancer Chip

The American Cancer Society estimates that 212,920 women will be diagnosed with and 40,970 women will die of cancer of the breast in 2006. That means a woman is diagnosed with breast cancer every three minutes in the United States. The National Cancer Institute (NCI) estimates that approximately $8.1 billion is spent in the US each year on treatment of breast cancer. According to the most recent statistics from the NCI on the prevalence of breast cancer, the United States, on January 1, 2003, had approximately 2,356,795 women alive who had a history of cancer of the breast. See http://seer.cancer.gov/statfacts/html/breast.html.

According to United States General Accounting Office Report to the Chairman, Special Committee on Aging, U.S. Senate issued April 2002 and entitled “Mammography - Capacity Generally Exists to Deliver Services,” the number of mammograms provided to women age 40 and older increased by 15 percent between 1998 and 2000. From October 1998 to 2001, the total number of machines and radiologic technologists available to perform mammography services increased 11 percent and 21 percent respectively. In January 2007, the Center for Disease Control and Prevention reported that women over 40 who reported having a mammogram in the past two years dropped from 76.4 percent in 2000 to 74.6 in 2005. Many organizations are advocating increasing the awareness of the importance of early breast cancer screening, and we believe that this would help increase the use of mammography. Since mammography can detect breast cancer two years earlier than when the tumor becomes palpable, the increased level of detection would require an increase in the number of breast biopsies.

Therefore, with the increasing success of early mammography screening programs, a growing number of breast biopsies are being performed to determine if suspicious growths are malignant or benign. Up until now, malignant tissue has been graded based on traditional tumor/nodal/metastasis (TNM). The current testing procedures also use immunohistochemical tissue staining techniques for additional cancer cell sub-classification and staging, which is used for clinical decisions regarding treatment and prognosis.

With our breast cancer chip, women and their physicians would have the added benefit of knowing in advance which therapies have worked best for other patients with similar gene profiles. This knowledge could be the difference between life and death in some cases and a better quality of life for all patients.

Future Products

We are also working on gene markers for a comprehensive CancerChipTM and specific markers associated with prostrate, lung, liver, kidney and ovarian cancers. Certain genes associated with schizophrenia, Alzheimer disease, autoimmune system disorders, and metabolic and drug metabolism disorders have also been reviewed. IBT is continuing to work on the selection of newly discovered genes to be included in other products such as the NeuroChipTM and CardioChipTM, as well as a PrenatalChipTM and ViralChipTM.

We intend to closely follow the widespread scientific validation of gene expression profiling while introducing nano-biochips as theranostic tools in the clinical environment. As our clinical database grows, we will be able to improve the accuracy of disease classification, add and improve products, and fulfill the promise of using biochips for disease diagnosis and management as well as improved targeted drug development.

Critical Performance Factors

We have been developing our first product to analyze breast tumors using 100 gene probes. The September 8, 2006 issue of Science magazine published research findings that the average breast tumor has 93 mutated genes. By comparing the patient sample to our reference database, our test will identify the tumor gene profile as benign or malignant, predict the tumor’s aggressiveness, guide the physician in selecting the most appropriate treatment and, subsequently, monitor the effectiveness of treatment.

We have developed our flexible and easily adaptable nano-biochip platform to address technology requirements that impact the clinical value of genomic information acquired. Our management believes that existing microarray technologies do not meet the following exacting requirements:

•
Probe Sensitivity - Sensitivity, as it applies to PNA chip probes, is the measure of how well the test nucleic acids hybridize to specific and complimentary DNA and RNA sequences in a given sample. The consequence of low attraction (low sensitivity) is quantitatively low sequence hybridization and a resulting loss in the power and specificity of genomic analysis, i.e. false negatives test results. A highly sensitive system has the ability to efficiently capture target genes sequences and accurately measure small variations in their expression. Sensitivity is affected by probe length, design and binding affinity, purity, and concentration within each spot in an array.

•
Probe Specificity - Specificity, as it applies to PNA chip probes, is the ability for test nucleic acids to selectively hybridize to only those specific DNA and RNA sequences in a given sample to which hybridization is intended. The consequence of low selectivity (low specificity) is incorrect and erroneous hybridization, leading to imprecise genomic analysis, i.e. false positives test results. A highly specific system has the ability to capture only the relevant and intended target gene sequences, which only then provides the ability to measure small variations in gene expression. Specificity is affected by probe length, design and purity.

•
Hybridization Speed - The number of tests, large volume of analyses required for each test, and required response time in a clinical setting demands speed. Hybridization speed is affected by probe binding affinity, spacing and density, steric hindrance, and proximity of test probes to the DNA sample.

•
Design Flexibility and Cost - A flexible manufacturing process and chip design allows for rapid development and modification of chip products at a low chip cost. A low chip cost will enable delivery of high margin products at a price point suitable for clinical requirements, and will help to encourage wide-scale adoption of high throughput genomic diagnostic testing.

Our Technological Solutions

Our silicon biochip gene detection platform consists of proprietary technologies incorporated into oligonucleotide and PNA chips, customized readers/scanners and our BioWindows genetic information interpretation system. The Nano-BioChip is built on a semiconductor substrate and contains oligonucleotide and PNA probes, which use hybridization to identify specific genes in cells from patient tissue or blood samples. The pools of cRNA or cDNA in patient samples are labeled with fluorescent molecules and then circulated through the integrated microfluidics biochip where complementary molecular binding takes place with the attached test probes. The remaining uncomplimentary cRNA or cDNA is then washed away.

The fluorescence of the hybridized genes is analyzed by a laser scanner or a CCD reader (a microscope attached to a digital camera) which, with the assistance of the BioWindows software system, determines if the recognized genes, their mutation or expression patterns are representative of the specific disease optical pattern that the chip is designed to detect. This analysis is performed by comparing the detected hybridization patterns to an IBT reference database of hybridization profiles.

Our biochip platform is based on advanced technologies related to our probe construction including the use of Peptide Nucleic Acids (PNAs), our binding system, piezo-electric arraying techniques, enhanced hybridization, and bioinformatics. Our management believes that this silicon biochip platform is a major improvement over the imprecise current glass microarray technology presently used. Our new system will translate into significant improvements in probe sensitivity, testing specificity, probe density, testing speed, design flexibility and ultimately lower the cost of production.

Test Probes

Our probes can be manufactured to exacting specifications and varied in composition and length. Probes will be pre-synthesized and can be verified before attachment to ensure they are homologous and highly purified. We can manufacture probes to their optimal length to ensure the appropriate probe length for each nano-biochip product. Sample DNA targets (gene sequences associated with cancer, infectious disease, and other metabolic or gene related disorders) vary in composition and length. Consequently, specific hybridization with a patient sample is enhanced when probes are designed for their specific targeted gene sequences.

PNA probes capture specific DNA and RNA (ribonucleic acid) sequences more efficiently than oligonucleotide and complimentary DNA (cDNA) probes. Unlike oligonucleotides, PNAs are synthesized analogs that lack pentose sugar phosphate structural backbone groups. The deoxyribose backbone is replaced by a peptide backbone. The resulting hybridization to complementary RNA or DNA has a higher affinity than corresponding nucleotides.

The stronger binding is attributed to the neutrality of the backbone, which results in elimination of sub molecular electrical charge repulsion that is present in unmodified DNA/DNA or RNA/RNA duplexes. This binding strength is confirmed by their higher melting temperatures (higher thermal stability). PNAs also have increased specificity for DNA binding. As a result, a PNA/DNA mismatch is more destabilizing than a mismatch in a DNA/DNA duplex. PNA/DNA mismatches are therefore more likely to be degraded during the washing cycle, resulting in more accurate and specific hybridization detection and quantification.

Binding System

Our binding system utilizes a proprietary spacer technology to bind oligonucleotides to soft metal wells on the surfaces of the chip. The technology is based on a “lock and key” molecular design that includes a stable anchor bond to the solid surface, a spacer arm which gives flexibility to the probe allowing it to interact with its environment in a way which minimizes steric hindrance (limited test specimen accessibility to the probe due to a large amount of unwanted molecules near the probe), and a reactive terminal moiety which binds to the probe. This technique provides a reliable method to immobilize probe molecules with a robust, stable connection to the chip-binding surface while optimizing their sensitivity and specificity.

Probes stand vertically, attached to the metal well surface on one end by the anchor. The connection ensures probe stability and integrity during the hybridization and subsequent washing cycles. In addition, the spacer between the probe and metal base optimizes a probe’s ability to make contact and bind with the sample cDNA and/or cRNA by distancing the probe from the chip surface.

Microfluidics

Wells on our chip, in which probes are secured, are interconnected by a system of microchannels. A central fluidics station distributes the genetic target and washing solutions through the microchannels on the chip during the hybridization and washing cycles. The controlled flow of solution enhances hybridization by ensuring that the sample cDNA and/or cRNA come in contact with the probes.

Paramagnetic Labels

Our biochip platform can currently complete the hybridization process in 20 minutes. We are also developing a proprietary technology that labels nucleic acid target molecules with paramagnetic labels. Activation of a magnetic field under the probe molecules induces and directs rapid migration of the charge-labeled molecules to a solid support and could dramatically shorten the hybridization rate to five minutes.

Paramagnetic labels respond to magnetic fields, becoming demagnetized after the field is removed. The use of a magnetic field decreases the hybridization time. While paramagnetic labels are generally larger than the DNA target molecule, IBT has identified labels of appropriate size and chemistry that are ideal candidates for the application of this technology.

Nano-Biochip Fabrication

Our approach to chip design is similar to that used in building an “Application Specific Integrated Circuit (ASIC)”. We build a base substrate (requiring less than 10 mask layers) before depositing the probes as required. This allows our chip substrate to be produced at one-tenth the cost of Affymetrix’s high-throughput chips that require 100 layers of masks to be used. Unfortunately, each time a new gene sequence needs to be added to the chips, Affymetrix must develop a new mask set at the cost of up to $100,000 just to begin the changeover process. With the flexible ASCI chip design, a new mask set is not required which will reduce any retooling costs and considerably reduce chip modification time.

We have developed our Piezo Arrayer™ robotic micro pump system and can precisely deliver different probe solutions simultaneously.

BioWindowsTM

Our bioinformatics provides an artificial intelligence system with proprietary algorithms for acquisition and analysis of genomic hybridization information. This proprietary system optically reads hybridization data from nano-biochips and analyzes results based on a variety of statistical algorithms that suggest and evaluate test result hypotheses.

Hybridization information is compared with an IBT repository of hybridization profiles, patient profiles, reference information, clinical information associated with hybridization profiles, and statistical summaries to provide appropriate treatment scenarios for a variety of pathological conditions, ailments and diseases. The system will utilize normalization and expression level controls when relevant to accommodate variations in hybridization conditions, label intensity and other factors as well as control for the overall health and metabolic activity of a cell.

Competition

The medical diagnostic industry is characterized by rapidly evolving technology and intense competition. Our competitors include medical diagnostic companies, most of which have financial, technical and marketing resources significantly greater than our resources. In addition, there are a significant number of biotechnology companies working on evolving technologies that may supplant or make our technology obsolete. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures. We are aware of certain development projects for products to prevent or treat certain diseases targeted by us. The existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed.

Genomic Health Inc.

The current test offered by our main competitor, Genomic Health Inc., is a “home-brew test” and is not an FDA approved kit. That means hospitals and clinical laboratories cannot purchase and run the test in their own extensive network of laboratories. We expect to offer the first FDA approved breast cancer theranostic kit to enable the selection of the best medical treatment at the initial tissue biopsy. Unlike Genomic Health and Agendia we go beyond predicting breast cancer recurrence, and project rapid market recognition and penetration for this product.

The Genomic Health test works only for a small subset of breast cancer patients who are lymph node negative and estrogen receptor positive. We have focused on providing testing that can benefit all breast cancer patients before they undergo any prescribed treatment. We believe that our strategy of early diagnosis, prognosis and personalized care will grow rapidly to become the “de facto” model in the breast cancer clinical market.

We believe our nano-biochip more precisely diagnoses and identifies the best medical treatment choices at the time of the initial biopsy. The significant advantage of early optimal medical intervention leads to reduced diagnostic and treatment costs over the life of the patient and an improvement in the patient’s quality of life.

Affymetrix Inc.

Affymetrix’s microarray technology relies on solid-phase chemical synthesis of their test probes, which is not capable of producing a high yield of purified, immobilized molecules. Probes are immobilized using a three-dimensional nylon membrane support structure. Immobilization structural chemistry lacks specificity and therefore increases the probability that target sample DNA will bind nonspecifically to either the immobilized probe DNA or the solid surface of the chip, resulting in erroneous false positive test results.

Also, the chemistry of probe support membranes varies among batches, and these variances affect the amount of DNA material deposited. As a result of these limitations, Affymetrix requires the use of 10 mismatch quality control probes for every functional probe in a probe “group”. Hybridization results are analyzed based on findings within the control group. These technology constraints result in limitations of sensitivity and specificity.

We believe that claims of high-density microarrays can be deceiving as the value of the captured information is related to the number of functional oligonucleotide (“oligo”) probes in the test array. As discussed, Affymetrix requires extensive use of quality control probes for each functional probe group.

Agilent/Agendia

Like Affymetrix, Agilent can also make synthesized oligo chips, and Agendia buys this type of chip for their test. We believe that Agilent’s PROBE SENSITIVITY is about 16% compared to that of 4 - 10% for Affymetrix. Our PROBE SENSITIVITY could be 99% purified. Even if Agilent were to copy our approach in probe design, synthesis, and deposition, their chip performance would still be limited by their use of glass as a substrate. Glass lacks the necessary chemistry for advanced surface binding and enhanced hybridization performance. Should Agilent also switch to a semiconductor substrate, our product would still have an advantage because of its use of PNA probes, an advanced probe-binding system, and enhanced hybridization technologies discussed in our issued patents and patent applications.

Sales and Marketing

Our marketing efforts will capitalize on the existing wide market acceptance as well as private and governmental health insurance reimbursement to provide for genomic and genetics breast cancer testing (Genomic Health, Agendia, and Myriad are active in this sector). Our sales and marketing will be done initially through partners, distributors, and company representatives. In the United States, the initial customer base includes leading clinical research institutions and companies such as Stanford, UCSF, M.D. Anderson Cancer Center, the National Cancer Institute (NIH), Quest Diagnostics, Laboratory Corporation, Sutter Medical, and Kaiser Permanente.

Direct-to-consumer radiology service centers demonstrate the growing popularity of self-reliance and a “need to know” philosophy in the management of personal health matters. Genomic diagnostic testing will, quite logically, be a part of this movement. We will be selling our products into a new market segment in the field of medical diagnostics.

During the product clinical validation process, we will sell chips, other supporting hardware and chemicals to targeted cancer research and hospital facilities. Our management realizes that one of the key ingredients to becoming a successful company is brand recognition so we will engage in a publicity campaign. Customer and user training will also be provided to facilitate the use of our products and services. As far as sales channels are concerned, preliminary discussions have been made with major health care providers and HMOs such as Kaiser Permanente. We have also been working with various patient advocacy groups as a part of our marketing outreach program.

Intellectual Property

Our proprietary technologies reside in four patents. Three have been granted and the fourth one is pending.

1.
US 7,108,971 - Binding Chemistry: “Reversible binding of molecules to metal substrates through affinity interactions.” This patent application states that a testing probe binding system, utilizing a proprietary heterobifunctional spacer comprising a hydrocarbon, efficiently binds oligonucleotides to soft metal surfaces on the chip. The invention relates to the immobilization of ligands onto solid surfaces and their use in hybridization, purification, immunoassays, biosensors and other biochemical applications.

2.
US 6,852,493 - Enhanced Hybridization: “Magnetic field enhanced hybridization of target molecules to immobilize probes.” This patent claim states that labeling nucleic acid target molecules with paramagnetic labels and activating a magnetic field under probe molecules on the chip, can accomplish rapid hybridization of complementary nucleic acid molecules.

3.
Peptide Nucleic Acids (PNAs): “Hybridization of target DNA with immobilized nucleic acid analogs.” This patent claim states that PNAs replace oligonucleotides and cDNA as probes in the detection of specific DNA and RNA sequences. Utilizing the company’s proprietary binding system and hybridization technology, PNA probes capture more efficiently specific DNA and RNA sequences than do oligonucleotide and cDNA probes. Patent Pending.

4.
US 7,062,076 - BioWindows System: “Artificial intelligence system for genetic analysis.” This patent claim states that BioWindows provides a complete artificial intelligence system, utilizing proprietary algorithms, for acquisition and analysis of nucleic-acid array- hybridization information. This system reads data from nano-biochips, analyzes test results based on maintained parameters, evaluates patient risk for various aliments, and displays patient treatment alternatives. This system may utilize the Internet, via a secured encrypted web interface, for both transmission of nano-biochip hybridization data and the interpretation of this data.

Government Regulation

Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of any products that may be developed by us. The nature and the extent to which such regulations may apply will vary depending on the nature of the products. Virtually all of our potential products will require regulatory approval by governmental agencies prior to commercialization. It is our intention to submit and obtain FDA approval for all of our diagnostic products.

The U.S. Food and Drug Administration regulates the sale or distribution, in interstate commerce, of medical devices, including in vitro diagnostic test kits. Devices subject to FDA regulation must undergo premarket review prior to commercialization unless the device is of a type exempted from such review. In addition, manufacturers of medical devices must comply with various regulatory requirements under the Federal Food, Drug and Cosmetic Act and regulations promulgated under that Act. This includes quality system review regulations, unless the particular device is exempt. Entities that fail to comply with FDA requirements can be liable for criminal or civil penalties, such as recalls, detentions, orders to cease manufacturing and restrictions on labeling and promotion.

Clinical laboratory services are not typically subject to FDA regulation, but in vitro diagnostic test kits and reagents and equipment used by these laboratories may be subject to FDA regulation. Clinical laboratory tests that are developed and validated by a laboratory for use in examinations performed by the lab itself are called “home brew” tests. Most home brew tests are currently not subject to premarket review by FDA although analyte-specific reagents or software provided to us by third parties and used by us to perform home brew tests may be subject to review by FDA prior to marketing.

FACILITIES

We currently have three facilities in California. Our headquarters is in Santa Clara, our laboratory is in San Leandro, and our informatics office is in Eureka.

We lease our main office, which is located at 5201 Great America Parkway, Suite 320, Santa Clara, California 95054. The lease has a term of 12 months, which began on October 1, 2006 and expires on September 30, 2007. We currently pay rent and related costs of approximately $400.00 per month.

We also lease our laboratory, which is located at 1933 Davis Street, Suite 280, San Leandro, California 95054. The lease has a term of 12 months, which began on January 1, 2007 and expires on December 31, 2007. We currently pay rent and related costs of approximately $1,500.00 per month.

We also lease our informatics office, which is located inside the Women’s Health Center at 2773 Harris Street, Eureka, CA 95503. We currently pay rent and related costs of approximately $400.00 per month.

We are not dependent on a specific location for the operation of our business.

EMPLOYEES

As of April 12, 2007 we have 5 full time and 10 part time employees. We have not experienced any work stoppages and we consider relations with our employees to be good.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of April 12, 2007 are as follows:

Name	Age	Position
Simon Chin	47	President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board

Ronald Mark Gemberling, M.D,	59	Chief Medical Officer

Scott M. Wheelwright, Ph.D.	52	Vice President, Operations

Ralph M. Sinibaldi, Ph.D.	59	Vice President, Product Development

Grace Osborne	39	Vice President, Business Development & Human Resources and Director

Daniel Farnum, M.D.	62	Director

Executive Biographies

Simon Chin, President, Chief Executive Officer, Chief Financial Officer and Director - Mr. Chin, the Founder, has served as our President, Chief Executive Office and Chairman of the Board since February 1999 and as our Chief Financial Officer since March 2007. Prior to our founding, Mr. Chin was the Chief Executive Officer and Founder of DNA Laboratories where he developed key DNA chip technologies, and he also held management positions at leading companies such as Du Pont. Mr. Chin obtained an MBA from Santa Clara University in 1993 and a B.S. in chemical engineering from the University of California, Berkeley in 1982.

Ronald Mark Gemberling, Chief Medical Officer - Dr. Gemberling has been our Chief Medical Officer since April 2004. In addition, Dr. Gemberling has had a medical practice in California for over thirty years. Dr. Gemberling obtained a B.A. in bacteriology at the University of California, Los Angeles in 1969 and completed his medical studies there in 1973. Dr. Gemberling received his general surgery training at the UCLA-VA Affiliated Hospitals where he finished as Chief Resident in 1978. Dr. Gemberling then spent a year as a clinical research Burn Fellow at the LA County-USC Medical Center Burn Unit before entering his training in plastic and reconstructive surgery at the University of Michigan and Chief Residency at the University of Louisville.

Scott M. Wheelwright, Vice President, Operations - Dr. Wheelwright has been our Vice President of Operation since January 2004. From 2002 to 2004, he was the VP of BioProcessing at Genitope Corporation, a public company specializing in cancer immunotherapy. He previously held various management positions at companies such as Chiron and Abbott Laboratories. In August 2004, he founded Strategic Manufacturing Worldwide to offer his consulting services globally. Dr. Wheelwright obtained a Ph.D. in chemical engineering from the University of California at Berkeley in 1982 and a B.S. in chemical engineering from the University of Utah in 1978.

Ralph M. Sinibaldi, Vice President, Product Development - Dr. Sinibaldi has been our Vice President of Product Development since July 2003. He was previously the Vice President, Product Development, at Genospectra, a microarray and reagent company. He was also a founding Vice President of AgraQuest; Vice President, Scientific Affairs, at Operon Technologies, Inc., the leading DNA manufacturing company, which was acquired by Qiagen, where he was responsible for the Microarray Business Unit and the science involved. Dr. Sinibaldi obtained a Ph.D. in experimental biology from the University of Illinois in 1978 and a M.S. (1974) and B.S. in biological sciences in 1970.

Grace Osborne, Vice President, Business Development & Human Resources and Director - Ms. Osborne has been our Vice President of Business Development & Human Resources since January 2005 and a member of our Board of Directors since March 2003. From December 1998 to May 2005, Ms. Osborne was the Founder and President of GCO Recruiters, which served fortune 100 companies and other technology companies. Ms. Osborne obtained a B.A. in human development from the University of California, Davis in 1989 and a M.B.A. from the California State University at Hayward in 1993.

Daniel Farnum, Director - Dr. Farnum has been a director since March 2003. Dr. Farnum has been a co-owner in the Humboldt Orthopedics Medical Group, Inc., a private medical practice, since 1995. Dr. Farnum obtained a B.S. in Medical Sciences from the University of California, San Francisco, in 1972 and completed his medical studies there in 1975. Dr. Farnum did his surgical internship, general surgery residency, and residency in orthopedic surgery at the Harbor UCLA Medical Center. He was certified by the American Board of Orthopaedics Surgery in 1983.

Board of Directors

Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Each of our directors currently receives no cash compensation for their service on the Board of Directors, but do receive a small amount of stock options.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation paid to our Chief Executive Officer and the other executive officers who earned more than $100,000 per year at the end of the last completed fiscal year. We refer to all of these officers collectively as our “named executive officers.”

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Simon Chin, President, CEO & CFO	2006 2005	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Employment Agreements with Executive Officers

   We have not entered into employment agreements with our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that the terms of all of the above transactions are commercially reasonable and no less favorable to us than we could have obtained from an unaffiliated third party on an arm’s length basis. Our policy requires that all related parties recuse themselves from negotiating and voting on behalf of our company in connection with related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 12, 2007 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Prior to Offering as a Percent of Total	Number of Shares Beneficially Owned Post-Offering	Post-Offering as a Percent of Total
Simon Chin	7,600,000	71.56%	7,600,000	71.56%
Ronald Mark Gemberling (3)	51,250	*	51,250	*
Scott M. Wheelwright (4)	51,250	*	41,250	*
Ralph M. Sinibaldi (5)	46,250	*	46,250	*
Grace Osborne (6)	93,626	*	93,626	*
Daniel Farnum (7)	788,430	7.42%	656,730	6.18%
All Executive Officers and Directors as a Group (6 persons)	8,630,806	81.26%	8,489,106	79.93%

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Iris BioTechnologies Inc., 5201 Great America Parkway, Suite 320, Santa Clara, California 95054.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

(3)	Includes options to purchase 51,250 shares of common stock, which are currently vested, but does not include options to purchase an aggregate of 73,750 shares of common stock.

(4)	Includes options to purchase 51,250 shares of common stock, which are currently vested, but does not include options to purchase an aggregate of 43,750 shares of common stock.

(5)	Includes options to purchase 46,250 shares of common stock, which are currently vested, but does not include options to purchase an aggregate of 63,750 shares of common stock.

(6)	Includes options to purchase 93,626 shares of common stock, which are currently vested, but does not include options to purchase an aggregate of 84,374 shares of common stock.

(7)
Includes 200,000 shares co-owned with his spouse and includes options to purchase 34,375 shares of common stock, which are currently vested, and warrants to purchase 26,400 shares of common stock, but does not include options to purchase an aggregate of 20,625 shares of common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue 20,000,000 shares of common stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. As of April 12, 2007, we had 10,633,155 shares of common stock outstanding and no shares of Preferred Stock outstanding.

The holders of the shares of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of our assets available for distribution to holders of our common stock upon the liquidation, dissolution or winding up of our affairs. Holders of shares of our common stock do not have preemptive, subscription or conversion rights.

Holders of shares of our common stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding voting securities can elect all of our directors.

Our payment of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and do not intend to pay any cash dividends in the foreseeable future, but we intend to retain all earnings, if any, for use in our business.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide for the indemnification of our directors and officers against all claims and liability by reason of serving as a director or officer. We are required to reimburse all legal expenses incurred by any director or officer in connection with that proceeding. We are not, however, required to reimburse any legal expenses in connection with any proceeding if a determination is made that the director or officer did not act in good faith or in a manner reasonably believed to be in our best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

No market currently exists for our shares. The price reflected in this prospectus of $2.25 per share is the initial offering price of shares upon the effectiveness of this prospectus. The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $2.25 per share or on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board (“OTCBB”), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions; and

•	a combination of any such methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

The $2.25 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founders, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

In offering the shares covered by this prospectus, the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any broker-dealers who execute sales for the selling stockholders will be deemed to be underwriters within the meaning of the Securities Act. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations hereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling stockholder’s relationship to us and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name of Selling Shareholder	Number of Shares Owned Before Offering	Number of Shares Offered for Sale	Number of Shares Owned After Completion of Offering	Percentage of Common Stock Owned After Completion of Offering
Humboldt Orthopedic Association Money Purchase & Profit Sharing Plan FBO Daniel S. Farnum, M.D. (1)	727,655	131,700	595,955	5.61%
Wilhelm M. and Kay Schaser (2)	160,000	10,000	150,000	1.41%
Scott M. Wheelwright (3)	20,000	10,000	10,000	0.09%
TOMAC LLC (4)	25,000	25,000	0	0%
Raymond Frank Christie (5)	240,000	10,000	230,000	2.17%
CCKS Investments (6)	24,000	24,000	0	0%
Dean S. Lee (7)	12,500	12,500	0	0%
Steve Lee and/or Monica Lee (8)	50,000	50,000	0	0%
Charles J. Lee (9)	12,500	12,500	0	0%
Peter Na and Denise Wong (10)	12,500	12,500	0	0%
Jason P. Fredette (11)	12,500	12,500	0	0%
The Michael John Eremia Revocable Living Trust Dated April 14, 1993 and Restated December 15, 2006 (12)	12,500	12,500	0	0%
First World Financial, LLC (13)	12,500	12,500	0	0%
Amy L. Walstad (14)	12,500	12,500	0	0%
Hearst Revocable Trust 3/89 (15)	12,500	12,500	0	0%
Edward Kwang Yi (16)	12,500	12,500	0	0%
James and Joowon Jo (17)	12,500	12,500	0	0%
Max J. Kim (18)	12,500	12,500	0	0%
Andrew Tak (19)	30,000	30,000	0	0%
Anthony and Lena Pu (20)	30,000	30,000	0	0%
John Hillis (Montessori) (21)	37,500	37,500	0	0%
Jeffrey C. Smith (22)	12,500	12,500	0	0%
Total Shares Offered		508,200

(1)
Represents 100,000 shares of common stock purchased for $1.00 per share on July 27, 2000, 76,000 shares of common stock purchased for $1.00 per share on January 5, 2001, 2,700 shares of common stock purchased for $1.00 per share on August 29, 2002, 47,000 shares of common stock purchased for $1.00 per share on November 27, 2002, 17,689 shares of common stock purchased for $1.00 per share on January 16, 2003, 243,389 shares of common stock issued on April 22, 2003 in connection with a 2 for 1 stock split, 34,000 shares of common stock purchased for $1.00 per share on July 9, 2003, 32,597 shares of common stock purchased for $1.00 per share on December 3, 2003, 4,080 shares of common stock purchased for $1.00 per share on July 25, 2003, 38,500 shares of common stock purchased for $1.00 per share on December 9, 2004, 28,900 shares of common stock purchased for $1.00 per share on December 22, 2005, 50,000 shares of common stock purchased for $1.00 per share on January 9, 2006, 25,000 shares of common stock purchased for $2.00 per share on May 31, 2006, 14,800 shares of common stock purchased for $2.00 per share on December 15, 2006 and 13,000 shares of common stock purchased for $2.00 per share on January 24, 2007.

(2)
Represents 60,000 shares of common stock purchased for $0.50 per share on March 11, 1999, 10,000 shares of common stock purchased for $1.00 per share on February 28, 2003, 70,000 shares of common stock issued on April 22, 2003 in connection with a 2 for 1 stock split, 10,000 shares of common stock purchased for $1.00 per share on September 1, 2004 and 10,000 shares of common stock purchased for $1.00 per share on March 24, 2006.

(3)	Represents 10,000 shares of common stock purchased for $1.00 per share on December 31, 2004 and 10,000 shares of common stock purchased for $1.00 per share on March 24, 2006.

(4)	Represents 25,000 shares of common stock purchased for $2.00 per share on May 31, 2006. Robert McBeth has voting and dispositive control over the securities held by TOMAC LLC.

(5)
Represents 25,000 shares of common stock purchased for $1.00 per share on May 13, 2002, 25,000 shares of common stock purchased for $1.00 per share on September 30, 2002, 25,000 shares of common stock purchased for $1.00 per share on October 18, 2002, 25,000 shares of common stock purchased for $1.00 per share on November 18, 2002, 100,000 shares of common stock issued on April 22, 2003 in connection with a 2 for 1 stock split, 30,000 shares of common stock purchased for $1.00 per share on November 12, 2004 and 10,000 shares of common stock purchased for $2.00 per share on September 26, 2006.

(6)	Represents 24,000 shares of common stock purchased for $2.00 per share on October 16, 2006. Leung Chinn has voting and dispositive control over the securities held by CCKS Investments.

(7)	Represents 12,500 shares of common stock purchased for $2.00 per share on February 7, 2007.

(8)	Represents 37,500 shares of common stock purchased for $2.00 per share on February 8, 2007 and 12,500 shares of common stock purchased for $2.00 per share on February 20, 2007.

(9)	Represents 12,500 shares of common stock purchased for $2.00 per share on February 8, 2007.

(10)	Represents 12,500 shares of common stock purchased for $2.00 per share on February 9, 2007.

(11)	Represents 12,500 shares of common stock purchased for $2.00 per share on February 14, 2007.

(12)	Represents 12,500 shares of common stock purchased for $2.00 per share on February 14, 2007.

(13)
Represents 12,500 shares of common stock purchased for $2.00 per share on February 15, 2007. Wesley P. Honnold has voting and dispositive control over the securities held by First World Financial, LLC.

(14)	Represents 12,500 shares of common stock purchased for $2.00 per share on February 15, 2007.

(15)	Represents 12,500 shares of common stock purchased for $2.00 per share on February 16, 2007.

(16)	Represents 12,500 shares of common stock purchased for $2.00 per share on February 23, 2007.

(17)	Represents 12,500 shares of common stock purchased for $2.00 per share on March 1, 2007.

(18)	Represents 12,500 shares of common stock purchased for $2.00 per share on March 15, 2007.

(19)	Represents 30,000 shares of common stock purchased for $2.00 per share on March 20, 2007.

(20)	Represents 30,000 shares of common stock purchased for $2.00 per share on March 21, 2007.

(21)	Represents 37,500 shares of common stock purchased for $2.00 per share on March 23, 2007.

(22)	Represents 12,500 shares of common stock purchased for $2.00 per share on April 10, 2007.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our financial statements as of December 31, 2006 and 2005, and for the year ended December 31, 2006, have been included herein in reliance upon the report of Russell Bedford Stefanou Mirchandani LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http:\\www.sec.gov.

IRIS BIOTECHNOLOGIES INC.

INDEX TO FINANCIAL STATEMENTS

Table of Contents	Page
Report of Independent Registered Public Accounting Firm	F-1

Balance Sheets as of December 31, 2006 and 2005	F-2

Statements of Losses for the Year ended December 31, 2006 and 2005 and the period February 16, 1999 (date of inception) to December 31, 2006	F-3

Statement of Deficiency in Stockholders’ Equity for the Year ended December 31, 2006 and 2005 and the period February 16, 1999 (date of inception) to December 31, 2006	F-4

Statements of Cash Flows for the Year ended December 31, 2006 and 2005 and the period February 16, 1999 (date of inception) to December 31, 2006	F-8

Notes to Financial Statements	F-9

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Iris BioTechnologies Inc.
Santa Clara, California

We have audited the accompanying balance sheets of Iris BioTechnologies Inc. as of December 31, 2006 and 2005, and the related statements of losses, deficiency in stockholder’s equity and cash flows for each of the two years in the period ended December 31, 2006 and the period February 16, 1999 (date of inception) through December 31, 2006 for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Iris BioTechnologies Inc. (a development stage company) at December 31, 2006 and 2005 and the results of its operations and its cash flows for the each of the two years in the period ended December 31, 2006 and the period February 16, 1999 (date of inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
.
/s/ Russell Bedford Stefanou Mirchandani LLP

New York, New York
April 3, 2007

IRIS BIOTECHNOLOGIES INC.
(a development stage company)
BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
Current assets:
Cash	$13,667	$3,747
Prepaid expenses (Note B)	13,393	14,054
Total current assets	27,060	17,801

Property, plant and equipment, net of accumulated depreciation of $144,223 and $140,154 as of December 31, 2006 and 2005, respectively (Note C)	9,625	13,694

Total assets	$36,685	$31,495

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities (Note D)	$52,842	$65,141
Due to related party (Note E)	92,000	131,100
Total current liabilities	144,842	196,241

Commitments and contingencies (Note J)

DEFICIENCY IN STOCKHOLDERS' EQUITY
Preferred stock, no par or stated value; 5,000,000 shares authorized; no shares issued and outstanding as of December 31, 2006 and 2005 (Note F)	-	-
Common stock, no par or stated value; 20,000,000 shares authorized; 10,322,655 and 10,153,855 shares issued and outstanding as of December 31, 2006 and 2005. respectively (Note F)	3,537,066	3,269,466
Additional paid in capital	1,030,144	101,596
Deficit accumulated during development stage	(4,675,367)	(3,535,808)
Total (deficiency in) stockholders' equity	(108,157)	(164,746)

Total liabilities and (deficiency in) stockholders' equity	$36,685	$31,495

The accompanying notes are an integral part of these financial statements

IRIS BIOTECHNOLOGIES INC.
(a development stage company)
STATEMENT OF LOSSES

	For the year ended December 31,		For the period from February 16, 1999 (date of inception) through December 31,
	2006	2005	2006
Operating expenses:
Selling, general and administrative	$1,001,207	$89,197	$1,702,882
Research and development (Note A)	133,364	82,022	983,377
Impairment of intellectual property	-	-	1,838,250
Depreciation	4,069	25,221	144,223
Total operating expenses	1,138,640	196,440	4,668,732

Net loss from operations	(1,138,640)	(196,440)	(4,668,732)

Other expense
Interest expense, net	-	-	267

Net loss before provision for income taxes	(1,138,640)	(196,440)	(4,668,999)

Income taxes	919	837	6,368

Net Loss	$(1,139,559)	$(197,277)	$(4,675,367)

Loss per common share-basic and fully diluted	$(0.11)	$(0.02)	$(0.51)

Weighted average number of common shares outstanding-basic and fully diluted	10,255,665	10,125,034	9,122,590

The accompanying notes are an integral part of these financial statements

IRIS BIOTECHNOLOGIES INC.
(a development stage company)
STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
FROM FEBRUARY 16, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2006

	Preferred shares		Common shares		Additional Paid in	Deficit accumulated during Development
	Stock	Amount	Stock	Amount	Capital	stage	Total
Common stock issued in February 1999 in exchange for intellectual property at $0.25 per share	-	$-	7,200,000	$1,800,000	$-	$-	$1,800,000
Common stock issued in March 1999 in exchange for services rendered at $0.25 per share	-	-	120,000	30,000	-	-	30,000
Sale of common stock in March 1999 at $0.25 per share	-	-	220,000	55,000	-	-	55,000
Fair value of options issued in March 1999 in exchange for services rendered	-	-	-	-	9,240	-	9,240
Common stock issued in April 1999 in exchange for services rendered at $0.25 per share	-	-	33,000	8,250	-	-	8,250
Sale of common stock in April 1999 at $0.25 per share	-	-	107,000	26,750	-	-	26,750
Exercise of options in April 1999 at $0.25 per share	-	-	50,000	12,500	-	-	12,500
Sale of common stock in August 1999 at $0.25 per share	-	-	50,000	25,000	-	-	25,000
Fair value of options issued in September 1999 in exchange for services rendered	-	-	-	-	16,612	-	16,612
Sale of common stock in November 1999 at $0.25 per share	-	-	50,000	12,500	-	-	12,500
Exercise of options in November 1999 at $0.50 per share	-	-	50,000	25,000	-	-	25,000
Net loss	-	-	-	-	-	(2,087,103)	(2,087,103)
Balance at December 31, 1999	-	-	7,880,000	1,995,000	25,852	(2,087,103)	(66,251)
Sale of common stock in June 2000 at $0.50 per share	-	-	100,000	50,000	-	-	50,000
Sale of common stock in July 2000 at $0.50 per share	-	-	250,000	125,000	-	-	125,000
Sale of common stock in August 2000 at $0.50 per share	-	-	164,000	82,000	-	-	82,000
Common stock issued in August 2000 at $0.50 per share in exchange for services rendered	-	-	20,000	10,000	-	-	10,000
Sale of common stock in September 2000 at $0.50 per share	-	-	250,000	125,000	-	-	125,000
Sale of common stock in November 2000 at $0.50 per share	-	-	100,000	50,000	-	-	50,000
Net loss	-	-	-	-	-	(378,039)	(378,039)
Balance at December 31, 2000	-	-	8,764,000	2,437,000	25,852	(2,465,142)	(2,290)

The accompanying notes are an integral part of these financial statements

IRIS BIOTECHNOLOGIES INC.
(a development stage company)
STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
FROM FEBRUARY 16, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2006

	Preferred shares		Common shares		Additional Paid in	Deficit accumulated during Development
	Stock	Amount	Stock	Amount	Capital	stage	Total
Balance at December 31, 2000	-	-	8,764,000	2,437,000	25,852	(2,465,142)	(2,290)
Fair value of options issued in January 2001 in exchange for services rendered	-	-	-	-	57,852	-	57,852
Sale of common stock in January 2001 at $0.50 per share	-	-	244,000	122,000	-		122,000
Net loss	-	-	-	-	-	(266,224)	(266,224)
Balance at December 31, 2001	-	-	9,008,000	2,559,000	83,704	(2,731,366)	(88,662)
Common stock issued in January 2002 at $0.50 per share in exchange for services rendered	-	-	20,000	10,000	-	-	10,000
Sale of common stock in March 2002 at $0.50 per share	-	-	50,000	25,000	-	-	25,000
Sale of common stock in April 2002 at $0.50 per share	-	-	200,000	100,000	-	-	100,000
Fair value of options issued in May 2002 in exchange for services rendered	-	-	-	-	17,892	-	17,892
Sale of common stock in May 2002 at $0.50 per share	-	-	60,000	30,000	-	-	30,000
Sale of common stock in July 2002 at $0.50 per share	-	-	80,000	40,000	-	-	40,000
Sale of common stock in August 2002 at $0.50 per share	-	-	55,400	27,700	-	-	27,700
Sale of common stock in September 2002 at $0.50 per share	-	-	50,000	25,000	-	-	25,000
Sale of common stock in October 2002 at $0.50 per share	-	-	50,000	25,000	-	-	25,000
Sale of common stock in November 2002 at $0.50 per share	-	-	144,000	72,000	-	-	72,000
Net loss	-	-	-	-	-	(184,721)	(184,721)
Balance at December 31, 2002	-	-	9,717,400	2,913,700	101,596	(2,916,087)	99,209

The accompanying notes are an integral part of these financial statements

IRIS BIOTECHNOLOGIES INC.
(a development stage company)
STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
FROM FEBRUARY 16, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2006

						Deficit accumulated
	Preferred shares		Common shares		Additional Paid in	during Development
	Stock	Amount	Stock	Amount	Capital	stage	Total
Balance at December 31, 2002	-	-	9,717,400	2,913,700	101,596	(2,916,087)	99,209
Sale of common stock in January 2003 at $0.50 per share	-	-	35,378	17,689	-	-	17,689
Common stock issued in February 2003 at $0.50 in exchange for services rendered	-	-	20,000	10,000	-	-	10,000
Sale of common stock in March 2003 at $0.50 per share	-	-	100,000	50,000	-	-	50,000
Common stock issued in March 2003 at $0.50 per share in exchange for services rendered	-	-	6,000	3,000	-	-	3,000
Sale of common stock in July 2003 at $1.00 per share	-	-	63,080	63,080	-	-	63,080
Sale of common stock in September 2003 at $1.00 per share	-	-	25,000	25,000	-	-	25,000
Sale of common stock in December 2003 at $1.00 per share	-	-	32,597	32,597	-	-	32,597
Net loss	-	-	-	-	-	(216,804)	(216,804)
Balance at December 31, 2003	-	-	9,999,455	3,115,066	101,596	(3,132,891)	83,771
Sale of common stock in August 2004 at $1.00 per share	-	-	2,000	2,000	-	-	2,000
Sale of common stock in September 2004 at $1.00 per share	-	-	20,000	20,000		-	20,000
Sale of common stock in November 2004 at $1.00 per share	-	-	30,000	30,000	-	-	30,000
Sale of common stock in December 2004 at $1.00 per share	-	-	73,500	73,500	-	-	73,500
Net loss	-	-	-	-	-	(205,640)	(205,640)
Balance at December 31, 2004	-	-	10,124,955	3,240,566	101,596	(3,338,531)	3,631
Sale of common stock in December 2005 at $1.00 per share	-	-	28,900	28,900	-	-	28,900
Net loss	-	-	-	-	-	(197,277)	(197,277)
Balance at December 31, 2005	-	-	10,153,855	3,269,466	101,596	(3,535,808)	(164,746)

The accompanying notes are an integral part of these financial statements

IRIS BIOTECHNOLOGIES INC.
(a development stage company)
STATEMENT OF DEFICIENCY IN STOCKHOLDERS' EQUITY
FROM FEBRUARY 16, 1999 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2006

						Deficit accumulated
	Preferred shares		Common shares		Additional Paid in	during Development
	Stock	Amount	Stock	Amount	Capital	stage	Total
Balance at December 31, 2005	-	-	10,153,855	3,269,466	101,596	(3,535,808)	(164,746)
Sale of common stock in January 2006 at $1.00 per share	-	-	50,000	50,000	-	-	50,000
Common stock issued in March 2006 at $1.00 per share in exchange for services rendered	-	-	20,000	20,000	-	-	20,000
Fair value of options issued in March 2006 in exchange for services rendered	-	-	-	-	896,532	-	896,532
Sale of common stock in May 2006 at $2.00 per share	-	-	50,000	100,000	-	-	100,000
Fair value of warrants issued in May 2006 in exchange for services rendered	-	-	-	-	32,016	-	32,016
Sale of common stock in September 2006 at $2.00 per share	-	-	10,000	20,000	-	-	20,000
Sale of common stock in October 2006 at $2.00 per share	-	-	24,000	48,000	-	-	48,000
Sale of common stock in December 2006 at $2.00 per share	-	-	14,800	29,600	-	-	29,600
Net loss	-	-	-	-	-	(1,139,559)	(1,139,559)
Balance at December 31, 2006	-	$-	10,322,655	$3,537,066	$1,030,144	$(4,675,367)	$(108,157)

The accompanying notes are an integral part of these financial statements

IRIS BIOTECHNOLOGIES INC.
(a development stage company)
STATEMENTS OF CASH FLOWS

	For the year ended December 31,		For the period from February 16, 1999 (date of inception) through December 31,
	2006	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,139,559)	$(197,277)	$(4,675,367)
Adjustments to reconcile net loss to cash (used in) operating activities:
Depreciation	4,069	25,221	144,221
Common stock issued in exchange for services rendered	20,000	-	91,250
Common stock issued in exchange for intellectual property	-	-	1,800,000
Options and warrants issued in exchange for services rendered	928,548	-	1,030,144
(Increase) decrease in:
Prepaid expenses	661	11,791	(13,393)
Increase (decrease) in:
Accounts payable and accrued liabilities	(12,299)	22,031	52,843
Net cash (used in ) operating activities:	(198,580)	(138,234)	(1,570,302)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	-	(10,959)	(153,848)
Net cash (used in) investing activities:	-	(10,959)	(153,848)

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	247,600	28,900	1,608,317
Exercise of common stock options	-	-	37,500
Net (payments) proceeds, related party	(39,100)	123,000	92,000
Net cash provided by financing activities	208,500	151,900	1,737,817

Increase in cash and cash equivalents	9,920	2,707	13,667
Cash and cash equivalents beginning of period	3,747	1,040	-
Cash and cash equivalents end of period	$13,667	$3,747	$13,667

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$-	$-	$277
Cash paid during the period for taxes	$-	$-	$-
Common stock issued in exchange for services	$20,000	$-	$91,250
Common stock issued in exchange for intellectual property	$-	$-	$1,800,000
Options and warrants issued in exchange for services rendered	$928,548	$-	$1,030,144

The accompanying notes are an integral part of these financial statements

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

IRIS BIOTECHNOLOGIES INC. (the "Company") is incorporated on February 16, 1999 under the laws of the State of California. The Company is in the development stage as defined under Statement on Financial Accounting Standards No.7, Development Stage Enterprises ("SFAS No.7") and its efforts are principally devoted to developing solutions for the detection and monitoring of monogenic and complex genomic diseases. The Company has not generated any revenue to date and consequently its operations are subject to all risks inherent in the establishment of a new business enterprise. For the period from inception through December 31, 2006, the Company has accumulated losses of $4,675,367.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (“SFAS 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company follows Statement of Financial Accounting Standard No.109, Accounting for Income Taxes (SFAS No.109) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Income (loss) Per Common Share

The Company computes earnings per share under Financial Accounting Standard No. 128, "Earnings per Share" ("SFAS 128"). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). For the years ended December 31, 2006 and 2005 common stock equivalents derived from shares issuable in the exercise of options and warrants are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per share

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made in prior year’s financial statements to conform to classifications used in the current year.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs”. Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred expenditures of $133,364, $82,022 and $983,377 on research and product development for the years ended December 31, 2006, 2005, and the period from February 16, 1999 (date of inception) to December 31, 2006, respectively.

Liquidity

To date the Company has generated no revenues, has incurred expenses, and has sustained losses. As shown in the accompanying financial statements, the Company incurred a net loss of $1,139,559 during the year ended December 31, 2006 and $197,277 during the year ended December 31, 2005. The Company’s current liabilities exceeded its current assets by $117,782 as of December 31, 2006 and $178,440 as of December 31, 2005. For the period from inception through December 31, 2006, the Company has accumulated losses of $4,675,367. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise.

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The Company does not have accounts receivable and allowance for doubtful accounts at December 31, 2006 and 2005.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Stock Based Compensation

Effective January 1, 2006, the beginning of the Company’s first fiscal quarter of 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified-prospective transition method. Under this transition method, stock-based compensation expense was recognized in the financial statements for granted, modified, or settled stock options. Compensation expense recognized included the estimated expense for stock options granted on and subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated expense for the portion vesting in the period for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Results for prior periods have not been restated, as provided for under the modified-prospective method.

SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

Upon adoption of SFAS 123(R), the Company is using the Black-Scholes option-pricing model as its method of valuation for share-based awards granted beginning in fiscal 2006, which was also previously used for the Company’s pro forma information required under SFAS 123. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

The following table shows the effect on net earnings and earnings per share had compensation cost been recognized based upon the estimated fair value on the grant date of stock options for the year ended December 31,2005, in accordance with SFAS 123, as amended by SFAS No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure:

December 31, 2005
Net loss	$(197,277)
Deduct: stock-based compensation expense, net of tax	-

Pro forma net loss	$(197,277)

Net earning per common share — basic (and fully diluted):
As reported	$(0.02)
Deduct: stock-based compensation expense, net of tax	-

Pro forma	$(0.02)

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments (continued)

For the year ended December 31, 2006, the Company granted 910,000 stock options to employees and consultants with exercise prices of $1.00 per share expiring ten years from date of issuance. The fair value of the options was determined using the Black-Scholes option pricing model with the following assumptions: expected dividend yield: 0%; volatility of 148.41%; risk free interest rate from 4.65% to 4.70%. The fair value of $896,532 was recorded as a current period charge to earnings.

 Revenue Recognition

The Company will recognize revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION ("SAB104"), which superseded Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 ("EITF 00-21"), MULTIPLE-DELIVERABLE REVENUE ARRANGEMENTS. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company's consolidated financial position and results of operations was not significant.

From the date of inception through December 31, 2006, the Company has not generated any revenue to date.

Recent accounting pronouncements

In February 2006, the FASB issued SFAS No. 155. “ Accounting for certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140,” or SFAS No. 155. SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We did not have a material impact on our consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - an amendment to FASB Statement No. 140. Statement 156 requires that an entity recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a service contract under certain situations. The new standard is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No.156 did not have a material impact on the Company's financial position and results of operations.

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

In July 2006, the FASB issued Interpretation No. 48 (FIN 48). “Accounting for uncertainty in Income Taxes”. FIN 48 clarifies the accounting for Income Taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition and clearly scopes income taxes out of SFAS 5, “ Accounting for Contingencies”. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have not yet evaluated the impact of adopting FIN 48 on our consolidated financial position, results of operations and cash flows.

In September 2006 the Financial Account Standards Board (the “FASB”) issued its Statement of Financial Accounting Standards 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. FAS 157 effective date is for fiscal years beginning after November 15, 2007. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

In September 2006 the FASB issued its Statement of Financial Accounting Standards 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The effective date for an employer with publicly traded equity securities is as of the end of the fiscal year ending after December 15, 2006. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

NOTE B - PREPAID EXPENSES

Prepaid expenses comprise of prepaid legal fees in conjunction with patent development and other legal matters. The prepaid balances as of December 31, 2006 and 2005 were $13,393 and $14,054, respectively.

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE C - PROPERTY, PLANT, AND EQUIPMENT

Property, plant and equipment at December 31, 2006 and 2005 are as follows:

	2006	2005
Computer equipment	$29,476	$29,476
Office equipment	1,728	1,728
Manufacturing equipment	122,644	122,644
	153,848	153,848
Less: accumulated depreciation	(144,223)	(140,154)
	$9,625	$13,694

During the years ended December 31, 2006 and 2005, depreciation expense charged to operations was $4,069 and $25,221, respectively.

NOTE D - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31, 2006 and 2005 are as follows:

	2006	2005
Accounts payable and accrued expenses	$52,842	$65,141

NOTE E - RELATED PARTY TRANSACTIONS

The Company’s President has advanced funds to the Company for working capital purposes since the Company’s inception in February 1999. No formal repayment terms or arrangements exist. The net amount of outstanding at December 31, 2006 and 2005 were $92,000 and $131,100, respectively, net of cash repayments. The Company has not accrued any interest on these notes.

NOTE F - STOCKHOLDER EQUTY

Preferred stock

The Company is authorized to issue 5,000,000 shares of no par or stated value preferred stock. From date of inception through December 31, 2006, the Company has not issued any preferred shares.

Common stock

The Company is authorized to issue 20,000,000 shares of no par or stated value common stock. As of December 31, 2006 and 2005; the Company has 10,322,655 and 10,153,855 shares of common stock issued and outstanding, respectively.

On April 9, 2003, the Company affected a two-for-one (2 for 1) stock split of it’s and outstanding shares of common stock, no par or stated value. All references in the financial statements and the notes to financial statements, number of shares, and share amounts have been retroactively restated to reflect the split.

In February 1999, the Company issued 7,200,000 shares of common stock in exchange for intellectual property valued at $1,800,000.

During the year ended December 31, 1999, the Company issued an aggregate of 153,000 shares of common stock to consultants for services in the amount of $38,250. All valuations of common stock issued for services were based upon

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE F - STOCKHOLDER EQUTY (continued)

Common stock (continued)

the value of the services rendered, which did not differ materially from the fair value of the Company's common stock during the period the services were rendered.

During the year ended December 31, 1999, the Company issued an aggregate of 50,000 shares of common stock in conjunction with the exercise of common stock options at $0.50 per share and 50,000 shares of common stock at $0.25 per share.

During the year ended December 31, 2000, the Company issued an aggregate of 20,000 shares of common stock to consultants for services in the amount of $10,000. All valuations of common stock issued for services were based upon the value of the services rendered, which did not differ materially from the fair value of the Company's common stock during the period the services were rendered.

During the year ended December 31, 2002, the Company issued an aggregate of 20,000 shares of common stock to consultants for services in the amount of $10,000. All valuations of common stock issued for services were based upon the value of the services rendered, which did not differ materially from the fair value of the Company's common stock during the period the services were rendered

During the year ended December 31, 2003, the Company issued an aggregate of 26,000 shares of common stock to consultants for services in the amount of $13,000. All valuations of common stock issued for services were based upon the value of the services rendered, which did not differ materially from the fair value of the Company's common stock during the period the services were rendered.

During the year ended December 31, 2006, the Company issued an aggregate of 20,000 shares of common stock to consultants for services in the amount of $20,000. All valuations of common stock issued for services were based upon the value of the services rendered, which did not differ materially from the fair value of the Company's common stock during the period the services were rendered.

NOTE G - WARRANTS AND OPTIONS

Warrants

The following table summarizes the changes in warrants outstanding and related prices for the shares of the Company’s common stock issued to shareholders at December 31, 2006:

		Warrants Outstanding			Warrants Exercisable
	Number	Weighted Average Remaining Contractual	Weighted Average Exercise	Number	Weighted Average Exercise
Exercise Price	Outstanding	Life (years)	price	Exercisable	Price
$2.00	17,500	4.41	$2.00	17,500	$2.00

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE G - WARRANTS AND OPTIONS (continued)

Warrants (continued)

Transactions involving the Company’s warrant issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2004	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2005	-	-
Granted	17,500	$2.00
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2006	17,500	$2.00

Warrants granted during the year ended December 31, 2006 totaling 17,500 were issued for services rendered. The warrants are exercisable until five years after the date of issuance at a purchase price of $2.00 per share.

Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company's common stock issued to consultants for services rendered and employees under a non qualified stock option plan at December 31, 2006:

Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.25	580,000	2.19	$0.25	580,000	$0.25
0.50	576,000	3.47	0.50	576,000	0.50
1.00	1,002,000	8.91	1.00	797,350	1.00
	2,158,000			1,953,350

Transactions involving stock options issued are summarized as follows:

		Weighted Average
	Number of Shares	Price Per Share
Outstanding at December 31, 2004:	1,248,000	$0.42
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2005:	1,248,000	$0.42
Granted	910,000	$1.00
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2006:	2,158,000	$0.66

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE G - WARRANTS AND OPTIONS (continued)

Options (continued)

During the year ended December 31, 2006, the Company granted 910,000 stock options with an exercise price of $1.00 expiring ten years from issuance. The fair value (determined as described below) of $896,532 was charged to current period earnings.

The weighted-average fair value of these stock options granted and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

For the year ended December 31, 2006:

Significant assumptions (weighted-average):
Risk-free interest rate at grant date	4.65 to 4.70%
Expected stock price volatility	148.41%
Expected dividend payout	-
Expected option life-years (a)	10

(a)The expected option life is based on contractual expiration dates.

NOTE H - LOSSES PER SHARE

The following table presents the computation of basic and diluted losses per share:

	2006	2005
Net income loss available to Common stockholders	$(1,139,559)	$(197,277)
Basic and diluted earning (loss) per share	$(0.11)	$(0.02)
Weighted average common shares outstanding	10,255,665	10,125,034

In April 2003, a two (2) for one (1) stock split of the Company’s common stock was affected. Accordingly, all historical weighted average share and per share amounts have been restated to reflect the stock split.

NOTE I - INCOME TAXES

Financial Accounting Standard No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company’s aggregate unused net operating losses approximate $4,500,000 which expires through 2025, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carry forward is approximately $1,600,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company; it is more likely than not that the benefits will not be realized. Due to significant changes in the Company’s ownership, the Company’s future use of its existing net operating losses may be limited.

IRIS BIOTECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006 AND 2005

NOTE I - INCOME TAXES (continued)

Components of deferred tax assets as of December 31, 2006 are as follows:

Non current:
Net operating loss carryforward	$1,600,000
Valuation allowance	(1,600,000)
Net deferred tax asset	$-

NOTE J - COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases approximately 1,261 square feet of office space in San Leandro, California on a yearly basis with a minimum monthly lease payment of $1,318.00 expiring December 31, 2007.

Future minimum lease payments are as follows:

2007	$15,816
2008	-0-
2009	-0-
2010	-0-
2011	-0-

Additionally, the Company rents a virtual office system on a month-to-month basis for approximately $330 per month.

Employment and Consulting Agreements

The Company has various consulting agreements with consultants who have rendered services to the Company.

The Company does not have an employment agreement with the Company’s President and Chief Executive Officer

Litigation

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. There are no pending litigations against the Company.

NOTE K - SUBSEQUENT EVENTS

In January, February and March 2007, the Company sold 298,000 shares of its common stock at $2.00 per share. Additionally, the Company issued 13,900 warrants to purchase the Company’s common stock at $2.00 per share for five years.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 317 of the Corporations Code of the State of California, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our by laws provides that we shall indemnify our directors and officers against all claims and liability by reason of serving as a director or officer. We are required to reimburse all legal expenses incurred by any director or officer in connection with that proceeding. We are not, however, required to reimburse any legal expenses in connection with any proceeding if a determination is made that the director or officer did not act in good faith or in a manner reasonably believed to be in our best interests. This provision in the by laws does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under California law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under California law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$35.10
Printing and engraving expenses	$10,000.00
Legal fees and expenses	$70,000.00
Accounting fees and expenses	$25,000.00
Miscellaneous expenses	$10,000.00
Total	$115,035.10

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On April 10, 2007 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 12,500 shares of our common stock, for an aggregate purchase price of $25,000.

On March 23, 2007 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 37,500 shares of our common stock, for an aggregate purchase price of $75,000.

On March 21, 2007 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 30,000 shares of our common stock, for an aggregate purchase price of $60,000.

On March 20, 2007 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 30,000 shares of our common stock, for an aggregate purchase price of $60,000.

On March 15, 2007 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 12,500 shares of our common stock, for an aggregate purchase price of $25,000.

On March 1, 2007 we entered into a Common Stock Purchase Agreement with an accredited investors for the sale of 12,500 shares of our common stock, for an aggregate purchase price of $25,000.

On February 23, 2007 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 12,500 shares of our common stock, for an aggregate purchase price of $25,000.

On February 20, 2007 we entered into two Common Stock Purchase Agreements with accredited investors for the sale of 12,500 shares of our common stock, for an aggregate purchase price of $25,000.

On February 16, 2007 we entered into two Common Stock Purchase Agreements with accredited investors for the sale of 12,500 shares of our common stock, for an aggregate purchase price of $25,000.

On February 15, 2007 we entered into two Common Stock Purchase Agreements with accredited investors for the sale of 25,000 shares of our common stock, for an aggregate purchase price of $50,000.

On February 13, 2007 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 12,500 shares of our common stock, for an aggregate purchase price of $25,000.

On February 9, 2007 we entered into two Common Stock Purchase Agreements with accredited investors for the sale of 25,000 shares of our common stock, for an aggregate purchase price of $50,000.

On February 7, 2007 we entered into two Common Stock Purchase Agreements with accredited investors for the sale of 50,000 shares of our common stock, for an aggregate purchase price of $100,000.

On February 1, 2007 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 12,500 shares of our common stock, for an aggregate purchase price of $25,000.

On December 15, 2006 we issued 14,800 shares of common stock and received net proceeds of $29,600

On January 24, 2007 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 13,000 shares of our common stock and warrants to purchase and additional 13,900 shares of common stock, for an aggregate purchase price of $26,000.

On October 16, 2006 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 24,000 shares of our common stock for an aggregate purchase price of $48,000.

On September 26, 2006 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 10,000 shares of our common stock and warrants to purchase and additional 5,000 shares of common stock, for an aggregate purchase price of $20,000. The warrants expire on September 26, 2011 and have an exercise price of $2.00 per share.

On May 31, 2006 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 25,000 shares of our common stock and warrants to purchase and additional 12,500 shares of common stock, for an aggregate purchase price of $50,000.

On May 24, 2006 we entered into two Common Stock Purchase Agreements with accredited investors for the sale of 20,000 shares of our common stock, for an aggregate purchase price of $20,000.

On May 8, 2006 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 25,000 shares of our common stock, for an aggregate purchase price of $50,000.

On January 9, 2006 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 78,900 shares of our common stock, for an aggregate purchase price of $78,900.

On December 9, 2004 we entered into four Common Stock Purchase Agreements with accredited investors for the sale of 63,500 shares of our common stock, for an aggregate purchase price of $63,500.

On November 12, 2004 we entered into a Common Stock Purchase Agreement with an accredited investor for the sale of 30,000 shares of our common stock, for an aggregate purchase price of $30,000.

On August 31, 2004 we entered into three Common Stock Purchase Agreements with accredited investors for the sale of 21,000 shares of our common stock, for an aggregate purchase price of $21,000.

All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Except, as expressly set forth above, the individuals and entities, to whom we issued securities as indicated in this section of the registration statement, are unaffiliated with us.

ITEM 27. EXHIBITS.

Exhibit Number	Description of Exhibit
3.1	Registrant’s Articles of Incorporation

3.2	Registrant’s Certificate of Amendment of Articles of Incorporation

3.3	Registrant’s By-Laws

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1	1999 Stock Option Plan

23.1	Consent of Russell Bedford Stefanou Mirchandani LLP

23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Santa Clara, California, on April 12, 2007.

IRIS BIOTECHNOLOGIES INC.

By:	/s/ Simon Chin
Simon Chin President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Simon Chin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Simon Chin Simon Chin	President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)	April 12, 2007

/s/ Grace Osborne Grace Osborne	Vice President, Business Development and Director	April 12, 2007

/s/ Daniel Farnum Daniel Farnum, M.D.	Director	April 12, 2007